EXHIBIT 99.1

eMagin Corporation Announces Third Quarter 2018 Financial Results

- Continued Revenue Strength and Yield Improvement -

HOPEWELL JUNCTION, N.Y. – November 8, 2018 – eMagin Corporation, or the “Company”, (NYSE American: EMAN), a leader in the development, design and manufacture of Active Matrix OLED microdisplays for high resolution imaging products, today announced financial results and corporate highlights for the third quarter ended September 30, 2018.

“We had another strong quarter supported by growth in our military and commercial business as we deepened our penetration both in the U.S. and abroad. As a result of efforts to expand our revenue base, we are seeing significant interest globally in our technology with 57% of our revenues this quarter outside the U.S. Total revenues in the third quarter were $6.9 million, a 60% year-over-year increase, with sales to 66 customers. Our production yields continued to improve, driving up our product and overall gross margins to 35%,” said Andrew Sculley, Chief Executive Officer.

“On the military side of the business, our momentum is continuing as evidenced by several new program wins, reinforcing the value of our cutting-edge technology. In addition, we continue to successfully execute on a number of existing key domestic and foreign military programs. Earlier this year we participated in the DefExpo18 show to capitalize on India’s rapid market expansion and I am pleased to report that we now have five new Indian customers.

“On the commercial front, we are seeing expanded interest from established medical device companies to incorporate our microdisplays into their products. These applications include viewing devices for cataract surgery and for transmitting images to MRI patients. We also received orders in the quarter from an existing medical device customer to upgrade their equipment as well as from a new customer who will be incorporating our displays into equipment used for a variety of surgical applications.

During the quarter, we achieved design approval from one of our Tier 1 consumer electronics partners. This design meets the wide field of view, no screen door effect and high brightness afforded by our patented Direct Patterning (“dPd”) technology that our partner requires. Our foundry partner for consumer applications will be manufacturing wafers for the display prototypes.

“Overall, our discussions with consumer electronics partners are ongoing and productive as we advance our cutting-edge product to meet the demanding performance requirements for this market. We are in dialogue with potential mass production and licensing partners to ensure that we will have manufacturing capacity sufficient for the consumer electronics end market. In concert with our consumer activities, we are actively working on improvements to our dPd technology and upgrading our custom dPd production equipment. We anticipate that these upgrades will increase product yields, lower unit costs, and significantly extend display lifetime.

“Our backlog at the end of September for the next 12 months was $10.9 million, reflective of the strong bookings we have had throughout this year, representing an increase of $1.3 million from 2017 year-end. While our backlog can vary depending on the timing of new orders as well as shipment dates, demand has remained very strong and we are encouraged by the ongoing level of interest in our OLED microdisplays,” concluded Mr. Sculley.

Business and Product Highlights

●	We received a $780 thousand order from an existing medical device customer upgrading their product with our high brightness XLT technology. These displays are scheduled for delivery over the next twelve months with anticipated follow-on orders.

●	We continued to expand our presence in the medical field with the second order from a new customer that is developing/prototyping a non-invasive surgical application device using our displays. This customer anticipates bringing these systems to market in early 2019.

●	We are progressing with the OLED upgrade to a production helmet for a multi-service, multi-country, fixed wing aircraft program. Our OLED displays will be replacing the LCD displays currently employed in these helmets. Displays required for Initial Operational Capability are scheduled to begin shipping in the fourth quarter as we progress towards Limited Rate Initial Production (LRIP).

●	We received an order totaling $400 thousand in support of the Javelin Missile program Command Launch Unit (CLU). A follow-on order worth $560 thousand is anticipated in the fourth quarter. Separately, we received our third order for displays for the Javelin trainers.

●	We continue to ship on the U.S. Army Enhanced Night Vision Goggle (ENVG-III) program and are providing additional engineering support for the Binocular (ENVG-B) program. This program is anticipated to commence production in 2019 with an overall acquisition objective by the U.S. Army of 190,000 systems.

●	We delivered final displays to support a major U.S. Army helicopter helmet upgrade program to retrofit high brightness microdisplays into the current fielded helmet in preparation for scheduled ground and flight tests.

●	We received a follow-on contract for the Family of Weapon Sight – Individual (FWS-I) program following the delivery of displays for the LRIP phase of the program late last year. We are currently in the process of finalizing another follow-on contract for the FWS-I.

●	In September we signed a long-term agreement with a major French Defense Contractor to supply all their microdisplays for their weapons products and helmets.

●	We delivered the first 2K x 2K compact board interface to an aviation prime for the development of a next generation helmet prototype.

●	We received three new awards in July from the U.S. Army totaling $545 thousand to improve OLED production yields and expand capacity. Total awards to date under this project are $830 thousand and having are an impact on our production performance.

Quarter Results

Revenues for the third quarter of 2018 grew 60% to $6.9 million, an increase of $2.6 million from revenues of $4.3 million reported a year ago. Revenue for the first nine months of 2018 increased 33% over the year ago period to $20.8 million.

Product revenues increased in the quarter by 51% to $6.0 million compared to $4.0 million in the third quarter of 2017. The increase in product revenue was due to growth from U.S. and foreign military programs and to a larger proportion of sales of displays with higher average unit prices. Contract revenues totaled $0.8 million in the third quarter of 2018 compared to $0.3 million in the same quarter of last year. The increase in contract revenue was primarily due to acceleration of consumer development work, expanded activity for a major aviation program and work performed in connection with the receipt of U.S. Government funding for yield improvement initiatives.

Overall gross margin for the third quarter was 35% compared to 7% in the prior year period. The increase in gross margin was primarily due to increased volumes and higher yields, resulting in lower costs per displays, as well as the addition of several military related contracts at favorable margins. The 2017 third quarter was impacted by production issues which were subsequently resolved.

Operating expenses for the third quarter of 2018, including R&D expenses, were $3.6 million compared to $3.2 million in the third quarter of 2017. Operating expenses as a percentage of sales declined to 53% in the third quarter compared to 76% a year ago. The increase in operating expenses was due to higher R&D expenses associated with the ongoing development of the Company’s dPd technology as well as costs incurred to improve manufacturing processes. SG&A expenses were $2.0 million in the third quarter, flat with both the year ago period and the second quarter of 2018. As a percent of revenue, SG&A declined to 30% of net revenue in the third quarter.

Operating loss for the third quarter was $1.3 million versus an operating loss of $3.0 million in the third quarter of last year.

Other income for the third quarter was $1.3 million and was primarily related to the non-cash change in the fair value of warrants outstanding.

Net income for the third quarter of 2018, inclusive of the $1.3 million for the warrant liability revaluation, was $63,000, or break-even, compared to a net loss of $3.0 million, or $0.09 per diluted share, in the third quarter of 2017.

Non-GAAP Adjusted EBITDA for the quarter was negative $0.6 million compared to negative $5.5 million in the prior year period.

As of September 30, 2018, the Company had cash and cash equivalents of $6.2 million, working capital of $11.5 million, no outstanding borrowings and borrowing availability under our ABL facility of $4.9 million.

Conference Call Information

A conference call and live webcast will begin today at 9:00 am ET. An archive of the webcast will be available one hour after the live call through December 9, 2018. To access the live webcast or archive, please visit the Company’s website at ir.emagin.com or www.earnings.com.

About eMagin Corporation

A leader in OLED microdisplay technology, OLED microdisplay manufacturing know-how and mobile display systems, eMagin manufactures high-resolution OLED microdisplays and integrates them with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin’s microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. More information about eMagin is available at www.emagin.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation’s expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company’s most recent filings with the SEC. For a more complete description of the risks that could cause our actual results to differ from our current expectations, please see the section entitled “Risk Factors” in eMagin’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and Quarterly Report on Form 10-Q for the period ended June 30, 2018.

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization, and non-cash compensation expense (“Adjusted EBITDA”). The Company’s management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company’s historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financial statements. Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below.

EMAGIN CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(unaudited)

	September 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$6,190	$3,526
Accounts receivable, net	4,381	4,528
Unbilled accounts receivable	364	406
Inventories	8,719	8,640
Prepaid expenses and other current assets	869	1,328
Total current assets	20,523	18,428
Equipment, furniture and leasehold improvements, net	8,567	8,553
Intangibles and other assets	314	326
Total assets	$29,404	$27,307

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,996	$1,714
Accrued compensation	1,436	1,557
Revolving credit facility, net	—	3,808
Common stock warrant liability	3,303	784
Other accrued expenses	1,909	719
Deferred revenue	41	765
Other current liabilities	389	469
Total current liabilities	9,074	9,816

Commitments and contingencies (Note 9)

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,659) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,659 issued and outstanding as of June 30, 2018 and December 31, 2017	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued 45,323,339 shares, outstanding 45,161,273 shares as of September 30, 2018 and issued 35,182,589 shares, outstanding 35,020,523 shares as of December 31, 2017	45	35
Additional paid-in capital	254,638	244,726
Accumulated deficit	(233,853)	(226,770)
Treasury stock, 162,066 shares as of September 30, 2018 and December 31, 2017	(500)	(500)
Total shareholders’ equity	20,330	17,491
Total liabilities and shareholders’ equity	$29,404	$27,307

EMAGIN CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenues:
Product	$6,048	$4,014	$18,127	$13,050
Contract	819	266	2,673	2,559
Total revenues, net	6,867	4,280	20,800	15,609
Cost of revenues:
Product	3,926	3,802	12,256	10,918
Contract	562	200	1,389	1,346
Impairment of Consumer Night Vision inventory	—	—	2,690	—
Total cost of revenues	4,488	4,002	16,335	12,264

Gross profit	2,379	278	4,465	3,345

Operating expenses:
Research and development	1,590	1,271	4,941	3,782
Selling, general and administrative	2,039	1,970	6,982	6,586
Total operating expenses	3,629	3,241	11,923	10,368

Loss from operations	(1,250)	(2,963)	(7,458)	(7,023)

Other income (expense):
Change in fair value of common stock warrant liability	1,311	—	387	—
Interest expense, net	1	(27)	(12)	(249)
Other income, net	1	(2)	—	11
Total other income (expense)	1,313	(29)	375	(238)
Income (loss) before provision for income taxes	63	(2,992)	(7,083)	(7,261)
(Provision) benefit for income taxes	—	—	—	—

Net income (loss)	$63	$(2,992)	$(7,083)	$(7,261)
Less net income allocated to participating securities	9	—	—	—
Net income (loss) allocated to common shares	$54	$(2,992)	$(7,083)	$(7,261)

Loss per share, basic	$0.00	$(0.09)	$(0.16)	$(0.22)
Loss per share, diluted	$0.00	$(0.09)	$(0.16)	$(0.22)

Weighted average number of shares outstanding:

Basic	45,149,717	34,972,589	44,182,379	33,214,262
Diluted	45,265,370	34,972,589	44,182,379	33,214,262

Non-GAAP Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net income (loss)	$63	$(2,992)	$(7,083)	$(7,261)
Non-cash compensation	177	190	512	520
Change in fair value of common stock warrant liability	(1,311)	—	(387)	—
Depreciation and intangibles amortization expense	470	395	1,420	1,376
Interest expense	34	26	106	249
Provision for income taxes	—	—	—	—
Adjusted EBITDA	$(567)	$(2,381)	$(5,432)	$(5,116)

CONTACT:

eMagin Corporation

Jeffrey Lucas, President and Chief Financial Officer

845-838-7931

jlucas@emagin.com

Affinity Growth Advisors

Betsy Brod

212-661-2231

betsy.brod@affinitygrowth.com